Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2012, except for Notes 1, 4, and 22, as to which the date is October 1, 2012, relating to the consolidated financial statements and financial statement schedule of Tenet Healthcare Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of the requirements of accounting guidance related to the presentation of the provision for doubtful accounts in the consolidated statements of operations, effective December 31, 2011, and the retrospective adjustment as a result of a change in the Company’s reportable business segments), and our report dated February 27, 2012, related to the effectiveness of Tenet Healthcare Corporation’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Tenet Healthcare Corporation dated October 1, 2012. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

November 26, 2012